Exhibit 10.2
ASSETS PURCHASE AGREEMENT

THIS IS AN AGREEMENT made as of the 17th day of April, 2007 by and among:

LINDLEY ACQUISITION CORP.
a Connecticut corporation
with a place of business at
83 Red Barn Road
Monroe, CT 06408                                                                                             ("Buyer")

and

LINDLEY FOOD SERVICES CORPORATION
a Connecticut corporation
with a place of business at
201 Wallace Street
New Haven, CT 06511                                                           ("Lindley Food Service")

and

HOST AMERICA CORPORATION
a Colorado corporation
with a place of business at
2 Broadway
Hamden, CT 06518                                                                                           ("Parent")

WHEREAS, Lindley Food Service and Parent are hereinafter collectively referred to as the “Seller”; and

WHEREAS, the Seller owns and operates a business which engages in the food service business consisting of contract packaging, school meals and senior feeding services (the "Business"); and

WHEREAS, the Seller desires to sell substantially all of the assets of the Business, tangible and intangible, including without limitation all rights to the name "Lindley Food Services" (but excluding the Excluded Assets as hereinafter defined); and

WHEREAS, the Buyer is willing to purchase said assets on the terms and subject to the conditions hereinafter set forth; and

NOW, THEREFORE, IN VIEW OF THE FOREGOING AND IN CONSIDERATION OF THE MUTUAL PROMISES HEREINAFTER SET FORTH, THE PARTIES HERETO DO HEREBY REPRESENT, WARRANT, COVENANT AND AGREE AS FOLLOWS:

(reference being hereby made to Appendix I for the definition of certain capitalized terms.)

1. Sale and Purchase of Certain Assets.

On the terms and subject to the conditions contained herein, at the Closing, the Seller will sell, transfer, assign, convey and deliver to the Buyer, and the Buyer will purchase from the Seller, for the consideration hereinafter set forth, substantially all of the Seller’s assets relating to the Business, tangible and intangible, of every kind, nature and description, wherever located and whether or not recorded on the books of Seller, in connection with the operation of the Business, as described below:

(a) the Business as a going concern;

(b) all of Seller's inventory (including food and non-food inventory) relating to the Business as shall exist on the Closing Date (the “Inventory”). Such Inventory in existence as of the date hereof is described on attached Schedule 1(b);

(c) all of Seller's machinery, equipment, furniture, vehicles, fixtures (excluding any fixtures located at 2 Broadway, Hamden, Connecticut), computer equipment (excluding any computer equipment located at 2 Broadway, Hamden, Connecticut), and other personal property which is related to the Business, all as described on Schedule 1(c) attached hereto (all such assets being hereinafter referred to as the "Other Tangible Assets");

(d) All of Seller’s accounts receivable relating to the Business as shall exist on the Closing Date (“Accounts Receivable”) and any Indebtedness owing to Seller, Seller's rights in respect of orders, contracts and agreements for the purchase or sale of goods, services, including, without limitation, any existing service agreements, customer accounts, bid and performance bonds, deposits, and work in process, all of which specifically relate to the Business and, as exist on the date hereof, are as described on Schedule 1(d) attached hereto (all such assets being hereinafter referred to as the "Purchased Contracts");

(e) all of Seller's good will, prospect sales lists, sales reports, costs sheets, processes, relations with customers, customer lists, relations with suppliers, supplier lists, know-how and copyrights, all of which are specifically related to the Business and are as described in Schedule 1(e) and the rights of Seller to the trademarks, service marks, copyrights, copyrightable materials, the name “Lindley Food Service” in all of its various trade styles and trade names (all such assets being hereinafter referred to as the "Intangible Assets"); and

(f) the leases for real estate and capital equipment relating to the Business as set forth on Schedule 1(f) (the “Assumed Leases”); and

(g) all cash on hand in collected funds of the Business on the Closing Date;

((a) - (g) being hereinafter collectively referred to as the "Purchased Assets").

(h) Anything to the contrary in this Section 1 notwithstanding, the Purchased Assets shall not include the following assets of the Seller (the "Excluded Assets"): (i) deferred Taxes, and the right to receive any refunds of Taxes paid by Seller prior to the Closing; (ii) any and all net operating loss carryforwards; (iii) any refunds of unearned insurance premiums; (iv) any and all employee pension, retirement, profit sharing, bonus, incentive, deferred compensation or other employee benefit plans, and any related trust or assets thereof; (v) the rights of Seller under this Agreement and any agreement entered into pursuant hereto; (vi) all assets, rights and properties of Seller relating to its corporate governance and administration, including corporate minute books, corporate seals and stockholder records; (vii) Seller's Tax records and Tax returns; (viii) any tangible assets located at 2 Broadway, Hamden, Connecticut; and (ix) any other item not specifically listed in (a) through (f) above.

2. Consideration.

(a) Purchase Price. In consideration for the Purchased Assets to be sold to the Buyer hereunder, and the other covenants and provisions hereof to be performed by the Seller and subject to the adjustments and set-offs provided for hereunder, Buyer shall pay $2,500,000 to the Seller (as the same may be adjusted as described herein, "Purchase Price") at the Closing upon fulfillment of all conditions as described herein.

(b) Adjustments. The Purchase Price has been agreed upon based on an initial Net Asset Value of $2,395,193.00 (collectively, the “Initial Net Asset Value”) determined as set forth on Schedule 2(b) attached hereto. The Net Asset Value as of a given date shall mean the amount calculated by subtracting the Assumed Liabilities as of that date from the Total Assets of the Company all as calculated in accordance with the methods used in determining the Initial Net Asset Value as shown on Schedule 2(b) On the day that is two (2) business days prior to the Closing, the Seller and the Buyer shall determine the Net Asset Value as of such date (the “Estimated Closing Net Asset Value”). Based upon the entries on the Estimated Closing Net Asset Value plus $104,807, the Purchase Price to be paid by the Buyer on the Closing Date pursuant to Section 2(a) above shall be (a) increased by $1.00 for each $1.00 by which the Estimated Closing Net Asset Value exceeds the Initial Net Asset Value and (b) decreased by $1.00 for each $1.00 that the Estimated Closing Net Asset Value is less than the Initial Net Asset Value but in no circumstances will the purchase price be adjusted below $2,245,000 so long as the Estimated Closing Net Asset Value (and actual Net asset Value on the Closing date) is not less than $2,145, 000.00 . The adjustments in the Purchase shall be rounded to the nearest whole dollar amount. The Estimated Closing Net Asset Value shall be executed by the Buyer and the Seller.

(c) Specific Inventory Adjustment. Buyer and Seller acknowledge that for the 12 month period of calendar year 2006, Lindley’s cost of goods sold as reflected on its monthly income statements did not exceed 48% of sales (as more particularly set forth on Schedule 2(c)) for any month during such period. As a result, Buyer and Seller have agreed that, on the Estimated Closing Net Asset Value, the value of Inventory shall be $459,781 which represents the monthly average Inventory for the 12 month period of calendar year 2006. The Inventory used in calculating the Post Closing Valuation described below will be adjusted upward if necessary to equal such 48% of sales for the last completed month prior to the Closing Date and the Purchase Price will be increased accordingly. In the event the value of the Inventory determined by the Post Closing Valuation described below results in a cost of goods sold less than or equal to 48% of sales for the last completed month prior to the Closing Date, there will be no adjustments made to the Purchase Price as a result of this paragraph. For example, if sales for the last completed month prior to the Closing Date equaled $1,300,000 and cost of goods sold was $663,000 or 51% of such sales, then the purchase price will be increased by $39,000 which represents the 3% of cost of goods sold above 48%. Provided the provisions of this paragraph shall have been complied with, nothing herein shall affect other adjustments to the Purchase Price provided for elsewhere herein.

(d) Valuation. It is acknowledged by Buyer and Seller that Host must obtain an independent valuation of the Business to determine if the Purchase Price is a fair purchase price (the “Valuation”).

(e) Post Closing Valuation. During the 90 day period following the Closing (the “Review Period”), Buyer and Seller shall each have the independent right to review the final determinations of the Estimated Closing Net Asset Value and all other closing adjustments, including without limitation any costs paid by Buyer which under the terms hereof were to have been the obligation of Seller, occurring either before or after the Closing Date (such closing adjustments being hereinafter referred to as the “Closing Adjustments”). At or before the conclusion of the Review Period, the following terms shall apply:

(i) If Buyer and Seller mutually agree that the actual Net Asset Value on the Closing Date was less than the Estimated Closing Net Asset Value, or that Purchase Price has been otherwise overstated based on a review of the Closing Adjustments (in either case, an “Overpayment”), then at the end of the Review Period, or such earlier time as Buyer and Seller agree to in writing, Seller shall pay, in cash or current funds $1.00 for each $1.00 of Overpayment to Buyer but not in an amount which reduces the Purchase Price below that determined under Section 2(c) above. In the event the Seller fails to pay the Overpayment to Buyer as and when due, said Overpayment shall accrue interest thereon at the rate of 12% per annum from and after the expiration of the Review Period, and such interest shall be due and payable with said Overpayment.

(ii) If Buyer and Seller mutually agree that the actual Net Asset Value on the Closing Date was greater than that contained in the Estimated Closing Net Asset Value, or that the Purchase Price has been otherwise understated based on a review of the Closing Adjustments (in either case, an “Underpayment”), then at the end of the Review Period, or at such earlier time as Buyer and Seller agree to in writing, Buyer shall pay, in cash or current funds, $1.00 for each $1.00 of Underpayment to Seller. In the event the Buyer fails to pay the Underpayment to Seller as and when due, said Underpayment shall accrue interest thereon at the rate of 12% per annum from and after the expiration of the Review Period, and such interest shall be due and payable with said Underpayment.

(iv) If Seller and Buyer cannot agree as to whether the Purchase Price has been overstated or understated, then the matter shall be arbitrated in accordance with the provisions of Section 22 hereof.

3. Closing.

The Closing of the sale and purchase of the Purchased Assets hereunder shall be held at the offices of Rogin, Nassau, Caplan, Lassman & Hirtle, LLC, 195 Church Street, New Haven, Connecticut at 2:00 p.m. on the last Friday of the month after the satisfaction of the condition set forth in Section 9(e) below, or at such other place, time or date as the Buyer and the Seller may mutually agree (such closing herein called the "Closing" and such date on which the Closing actually takes place is herein called the "Closing Date"), time being of the essence of this Agreement. In any event, the Closing Date shall be as early as practicable.

(a) Deliveries by Buyer at the Closing:

1. The Purchase Price in U.S. Dollars, wired to the Seller in accordance with the Seller’s instructions.

2. A Good Standing Certificate of the Buyer.

3. A Certificate of the Buyer, dated as of the Closing Date, certifying in such detail as Seller may reasonably request to the fulfillment of the conditions set forth in Section 9;

(b)  Deliveries by Seller at the Closing:

1. Good Standing Certificates of Seller in their respective states of incorporation.

2. A Certificate of Seller, dated as of the Closing Date, certifying in such detail as Buyer may reasonably request to the fulfillment of the conditions set forth in Section 8.

3. Warranty bills of sale and other good and sufficient instruments of transfer, assignment and conveyance as shall be effective to transfer to and vest in the Buyer good and marketable fee simple title to the Purchased Assets, free and clear of any and all liens, claims and encumbrances of any kind, nature and description, all in form satisfactory to counsel for the Buyer.

4. Any and all records relating to any and all of the Purchased Assets and the Business, including without limitation any and all customer lists, supplier lists, purchase orders, employee records and such other records and documents as Buyer shall reasonably require.

5. Originally signed contracts or similar type items evidencing the Purchased Contracts.

6. A release of all Liens against the Purchased Assets .

7. Letters issued of recent date by the State of Connecticut Department of Revenue Services with respect to the payment of taxes by Lindley.

8. The Non-Competes referenced in Section 19 below.

9. The documents evidencing the assumption of the Food Broker’s Loan as described in Section 8(h) below.

10. An original executed change of name of Lindley Food Service to a dissimilar name on forms prescribed by the Connecticut Secretary of State, together with the applicable filing fee.

11. Assignments of current disability and life insurance policies issued on the life of, or for the benefit of Mark Cerreta and Gilbert Rossomondo to the extent the same are assignable.

(c) Buyer and Seller shall deliver to the other such other documents, including certified resolutions of their Board of Directors (and or shareholders), as applicable, authorizing the transactions contemplated hereunder, and take such other action as may be provided for herein or contemplated hereby.

(d) Buyer, Seller and/or Parent shall execute and deliver to one another such other instruments and documents as shall be necessary and proper to carry out this Agreement, including, but no limited to, the Estimated Closing Net Asset Value, a listing of all Accounts Receivable, accounts payable and Inventory as used to determine Estimated Closing Net Asset Value, an assignment and assumption agreement(s) including without limitation with respect to the Food Brokers Loan and assignments and assumptions of leases in form, substance and content reasonably satisfactory to the parties, fully executed by Buyer and Seller to which Buyer assumes and Seller assigns, as of the Closing Date, the future payment and performance of the Assumed Liabilities and the Assumed Leases.

(e) Personal property Taxes, deposits, prepayments and/or payments under Assumed Liabilities (hereinafter defined), employee benefits and sick and vacation pay and all other continuing items relating to the operation of the Business being purchased as set forth herein shall be adjusted at the Closing as of the Closing Date in accordance with the local custom in New Haven County, Connecticut. All sales, use and excise taxes shall be paid by Buyer.

(f) Parent, Seller and Gilbert Rossomando and Mark Cerreta shall enter into an agreement terminating all agreements between Seller and/or Parent on the one hand and said Rossomando and/or Cerreta on the other hand, except that Gilbert Rossomando may continue as a director of Parent pending subsequent election of directors pursuant to Parent’s governing documents.

(g) On the day of the Closing Date, representatives of Seller and Buyer shall prepare a Schedule (Schedule 3(g)) to this Agreement which shall be executed by Seller and Buyer and which shall establish the final Purchase Price as adjusted as described herein. Such Schedule 3(g) shall be appended hereto, shall be a part hereof and shall represent the final determination of the Purchase Price for purposes of the Closing.

(h) In connection with the Closing, Seller shall take or cause to be taken all actions as may reasonably be required by Buyer to take actual possession and control of the Purchased Assets. Buyer shall be solely responsible for any costs it incurs which are associated with the physical removal and delivery of the Purchased Assets to Buyer and shall be responsible for any costs or damages associated with such physical removal or delivery of the Purchased Assets which are incurred by Seller and which are not the result of Seller’s negligence.

4. Access.

Between the date hereof and the Closing Date, Seller will (a) provide, to the officers and other authorized representatives of Buyer, full access, during normal business hours, to any and all premises, properties, files, books, records, documents, and other information of the Business and will cause its officers to furnish to Buyer and its authorized representatives any and all financial, technical and operating data and other information pertaining to the Business and properties of the Business and (b) make available for inspection and copying by Buyer true and complete copies of any documents relating to the foregoing.

5. Liabilities.

Except for the Assumed Leases and the Assumed Liabilities, Buyer does not assume any liabilities or obligations of Seller. Attached hereto as Schedule 5 is a listing of the Purchased Contracts, the Assumed Leases, the Assumed Liabilities, including without limitation the Food Broker Loan, and other items which Buyer shall assume (collectively, the "Assumed Liabilities"). The Assumed Liabilities shall be the only liabilities or obligations of Seller which are assumed hereunder by Buyer. Any and all obligations of Seller, or related to the Assets, which are not Assumed Liabilities, shall remain the liabilities and obligations of the Seller, and Seller shall remain solely responsible for their payment and performance when due. The Buyer agrees to honor the Seller’s obligations under the Assumed Liabilities and the Assumed Leases in accordance with the terms of such items and to indemnify Seller against any liability in connection therewith in accordance with Section 11 hereof.

6. Assumed Liabilities.

It is the intent of the parties hereto that Buyer shall assume the responsibility to perform services with respect to the Assumed Liabilities as of the Closing Date. Buyer shall be responsible for all expenses related to the Assumed Liabilities on and after the Closing Date. Any payments respecting such services received by Seller for any period after the Closing Date shall be promptly remitted in kind, by such Seller to Buyer. Any expenses incurred in connection with the Assumed Liabilities on and after the Closing Date shall be repaid by Buyer.

7. Seller’s Employees.

It is anticipated that in connection with the consummation of the transactions contemplated by this Agreement, Seller will terminate the employment all employees of Seller in connection with the Business. Buyer will be responsible for all obligations to such employees arising after the Closing Date.

8. Conditions Precedent to Buyer's Obligations.

Buyer's obligation to close the transactions described herein are expressly conditioned upon the fulfillment of each and all of the following:

(a) All obligations of Seller hereunder shall have been fully performed to the satisfaction of Buyer.

(b) The Business being operated between the date hereof and the Closing Date in the ordinary course and there having occurred since January 1, 2007, it being acknowledged however that the shareholders of Buyer will continue to operate the Business as employees of Seller or Parent as the case may be until the Closing shall have been consummated.

(c) All warranties and representations hereinafter of the Seller set forth being true when made and being true on the Closing Date as though made at and respecting each such time and all of Seller’s covenants having been fully performed on such date.

(d) Neither Seller, nor the Business nor any of the Purchased Assets being subject to any material litigation and no such litigation being in any way pending or threatened.

(e) All other parties to any of the Assumed Liabilities having consented to Buyer's assuming the Assumed Liabilities and agreeing to Buyer's performance thereunder from and after the Closing Date.

(f) All actions to be taken by the Seller in connection with consummation of each of the transactions contemplated hereby and all documents, instruments or agreements required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

(g) Buyer shall have completed a due diligence review of the Purchased Assets and the Business, the results of which shall be reasonably satisfactory to Buyer.

(h) With respect to the assumption of the Food Brokers Loan, execution of acceptable assignment and assumption agreements between Parent, the Buyer, and Food Brokers, Inc.confirming or relating to :

(i) there being no uncured default which has been declared and is continuing under the documents evidencing the Food Brokers Loan;

(ii) Parent’s assignment of the rights it has in the $250,000.00 cash collateral account presently being held in connection with the Food Brokers Loan;

(iii) the assignment to the Buyer of all non-competition and non-solicitation and indemnity agreements from Food Brokers, Inc. and its principals to Parent and/or the Seller (the “Food Broker’s Non-Competes”) in form and substance reasonably acceptable to Buyer;

(iv) Food Brokers, Inc. agreement to the Buyer’s assumption of the Food Broker’s Loan and the Food Broker’s Non-Competes and the execution of documents evidencing all of the above in form and substance satisfactory to the parties..

(i) Buyer shall have received a commitment for financing in the amount of at least $2,400,000 upon generally available market terms.

(j) In the event Buyer has not provided notice to Seller that any such condition has not been fulfilled within 90 days after the date hereof, all conditions described above shall be deemed to be fulfilled. Notwithstanding Buyer shall use its best efforts to fulfill such conditions as soon as possible. This time limitation shall not apply to Section 8(h) and (i) above

9. Conditions Precedent to Seller’s and Parent’s Obligations.

(a) All obligations of Buyer hereunder shall have been fully performed to the satisfaction of Seller.

(b) All warranties and representations of the Buyer hereinafter set forth being true when made and being true on the Closing Date as though made at and respecting each such time and all of Seller’s covenants having been fully performed on such date.

(c) The Buyer not being subject to any material litigation and no such litigation being in any way pending or threatened.

(d) All actions to be taken by the Buyer in connection with consummation of each of the transactions contemplated hereby and all documents, instruments or agreements required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

(e) Parent shall have received the authorization of its board of directors and shareholders and of the United States Securities and Exchange Commission (“SEC”) and any other governmental authority having jurisdiction over Seller or Parent to consummate the transactions contemplated by this Agreement.

(f) In the event Seller has not provided notice to Buyer that any such condition has not been fulfilled within 90 days after the date hereof, all conditions described above shall be deemed to be fulfilled. This time limitation shall not apply to Section 9(e) above. Notwithstanding, Seller and Parent shall use their best efforts to fulfill such conditions as soon as possible.

10. Representations and Warranties of the Seller and Parent.

Seller and Parent represents and warrants to and agrees with the Buyer as follows:

(a) Lindley Food Service is a corporation duly organized and validly existing under the laws of the State of Connecticut with full authority to conduct its business as presently conducted. Lindley Food Service has all licenses and permits required by any governmental authority to own and operate its properties and to carry on the Business activities as presently conducted in all states in which it conducts business. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Parent has full corporate power and authority to own its properties and conduct the business presently being conducted by it, to execute this Agreement, and to consummate the transactions contemplated by this Agreement

(b) The execution and delivery of this Agreement has been duly authorized by all necessary corporate action of Seller and Parent (including without limitation the consent of Parent's shareholders, if required) and does not, and the performance of the transactions contemplated hereby will not, materially breach or materially violate any of the provisions of Seller's or Parent’s Articles of Incorporation or By-Laws or any material agreement, judgment or law respecting which Seller is a party or is bound or affected.

(c)  No Tax which is or may result in a lien on any of the Purchased Assets that is due at the time of Closing will be unpaid at the time of Closing. With respect to Taxes: (i) Seller shall be responsible for and pay when due all of Seller’s Taxes attributable to, levied or imposed upon or incurred in connection with the Purchased Assets or the Business relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date, and Buyer shall be responsible for and pay when due all taxes attributable to, levied or imposed upon or incurred in connection with the Purchased Assets or the Business relating or pertaining to the period (or that portion of any period) ending after the Closing Date. Seller shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Seller’s Tax Returns required to be filed in connection with the Purchased Assets and such Tax Returns shall be true and correct and completed in accordance with applicable laws.

(ii) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Purchased Assets shall be made after the date of this Agreement without the prior written consent of Buyer.

(iii) Seller and Buyer shall each (i) provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

(d) To Seller’s knowledge, there is no legal action, suit or governmental proceeding or investigation pending or threatened against or affecting the Purchased Assets and Seller is not subject to any order, writ, injunction or decree of any court or governmental authority with respect to the sale of the Purchased Assets. The Seller’s conduct of the Business is in material compliance with all laws, ordinances, rules, regulations or orders that are applicable to it or them and that would affect the Business. Schedule 10(d) lists all permits, consents, approvals, licenses and other like instruments issued under health, safety or environmental protection laws which are currently held by Seller relating to the Business.

(e) No representation or warranty of Seller contained herein, or information with respect to Seller contained herein or in any Schedule hereto or in any statement, certificate or other document furnished or to be furnished to the Buyer by Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein and the Schedules hereto not false or misleading.

(f) The Seller has good and marketable title to all of the Purchased Assets free and clear of all tile defects, liens, claims or other encumbrances. All of the Purchased Assets are sold “As Is”, and where is, and without warranties as to merchantability or fitness for a particular purpose. Notwithstanding the foregoing, all Inventory shall be saleable on the Closing Date as reported by Lindley to Host in a manner consistent with such reporting over the 12 month period prior to the Closing Date. If any Inventory is considered by Buyer to be non-salable, a listing of such Inventory will be provided by Buyer to Seller at least two (2) days prior to the Closing. Any such non-salable inventory will not affect the adjustment provided for in Section 2(c) above.

(g) No other party will, on the Closing Date, have any right to or interest in any of the Purchased Assets or any right to acquire any interest in the Business or any of the Purchased Assets.

(h) To Seller’s knowledge, the financial statements attached hereto as Schedule 10(h), including the comments and notes contained therein are true and complete and fairly present, with respect to the Business: (i) the financial position of Seller at the date thereof and the results of its operations for the period purported to be covered thereby and (ii) the book values of all the Purchased Assets at the date thereof. Each such financial statement has been prepared in conformity with GAAP applied on a consistent basis throughout all periods involved.

(i) To Seller’s knowledge, there is no labor strike, grievance, procedure, arbitration proceeding or organizational drive pending or threatened against Seller.

(j) All Purchased Contracts are valid and in effect.  Seller has not received notice of default under any Purchased Contracts, and knows of no event that has occurred or that is expected to occur which (after notice and lapse of time or both) would become a breach or default under any such Purchased Contract.

11. Representations and Warranties of the Buyer.

Buyer represents and warrants to and agrees with Seller as follows:

(a) Buyer is a corporation, duly organized, validly existing and in good standing under the laws of Connecticut. Buyer has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and all writings relating hereto.

(b) The execution and delivery of this Agreement has been duly authorized by all necessary corporate action of Buyer (including without limitation the consent of Buyer’s shareholders, if required) and does not, and the performance of the transactions contemplated hereby will not, materially breach or materially violate any of the provisions of the Buyer’s Articles of Incorporation or By-Laws or any material agreement, judgment or law respecting which any Buyer is a party or is bound or affected.

(c) Buyer has been provided with adequate opportunities to review contracts, assess the Purchased Assets and otherwise satisfy itself with the value of the Purchased Assets.

(d) Buyer has all necessary licenses, permits and other approvals necessary to conduct its affairs and operate the Business post-Closing.

(e) To Buyer’s knowledge, there is no legal action, suit or governmental proceeding or investigation pending or threatened against or affecting the Purchased Assets and Buyer is mot subject to any order, writ, injunction or decree of any court or governmental authority with respect to the Purchased Assets.

(f) Buyer acknowledges that its shareholders have operated the Business on a day-to-day basis as employees of Seller. Buyer has no knowledge of any breach of the representations of Seller contained in Sections 10(d), (i) or (j) above.

12. Conduct of Business.

(a) From the date hereof until the Closing Date, the Seller will: (i) conduct the Business only in the ordinary course; (ii) maintain the general character of the Business; (iii) maintain the Purchased Assets in good repair and condition, ordinary wear and tear alone excepted; (iv) maintain in all material respects all necessary insurance coverage and all necessary licenses and permits, governmental or otherwise; (v) use its best efforts to preserve its good will and the good will of its suppliers, customers and others having business re1ationships with it; (vi) provide the Buyer with all such information concerning its business, affairs, products and the like, as the Buyer may reasonably request; and (vii) permit the Buyer and its representatives to examine its books, records and properties, and its auditor's work papers associated with and supporting its financial statements, at all reasonable times, provided reasonable notice shall have been given to the Seller.

(b) From the date hereof until the Closing, the Seller will not: (i) mortgage, pledge or borrow or subject to lien or other encumbrance any of the Purchased Assets that will not be fully paid and discharged on the Closing Date; (ii) sell or otherwise dispose of any of the Purchased Assets, except Inventory in the ordinary course of business; and (iii) in connection with the Business, enter into any agreement, contract, or commitment other than in the ordinary course of business.

13. Confidentiality.

(a) Confidentiality Obligations of Seller

(1)    Seller acknowledges and agrees that it possesses confidential information related to the Buyer, the Business and the Purchased Assets, the improper disclosure or misuse of which would materially adversely affect the ability of Buyer to make use of the Purchased Assets.

(2) Other than as may be required by any applicable law, rule or regulation, Seller, and any agent or representative of it, shall not, without prior written consent of the Buyer, disclose any proprietary information relating to the Buyer, the Business or the Purchased Assets (“Confidential Information"). Confidential Information shall not include information that becomes publicly available through no act of the disclosing party, is received rightfully from a third party without duty of confidentiality, is disclosed under operation of law, or is disclosed with the prior written permission of the Buyer.

(3) Other than in connection with the Business, Seller agrees that it will not at any time or in any manner, either directly or indirectly, use any Confidential Information for their own benefit, and that they will protect such information and treat it as strictly confidential. Buyer shall be entitled to an injunction to restrain Seller from disclosing, in whole or in part, any Confidential Information, or from providing any services to any party to whom such information has been disclosed or may be disclosed. Buyer shall not be prohibited by this provision from pursuing other remedies, including claims for losses or damages.

(b) Confidentiality Obligations of Buyer

(1) Buyer will hold in confidence, and will not use to the detriment of Seller, any data and information obtained from Seller or Parent in connection with this Agreement. Upon termination of this Agreement for any reason, Buyer shall return promptly to Seller all printed information received by Buyer from Seller in connection with the proposed transaction and deliver to Seller or destroy all copies of such printed material which may have been made by Buyer or its representatives.

(2) In the event Buyer does not purchase the Purchased Assets, Buyer shall not, unless required by any applicable law, rule or regulation, without prior permission of Seller, disclose any proprietary information relating to Seller, the Business or the Purchased Assets (collectively, "Seller's Confidential Information"). Seller's Confidential Information shall not include any other information that becomes publicly available through no act of the disclosing party, is received rightfully from a third party without duty of confidentiality, is disclosed under operation of law, or is disclosed with the prior written permission of the Seller.

(3) Buyer agrees that it will not at any time or in any manner, either directly or indirectly, use any of Seller's Confidential Information for its own benefit, and that it will protect such information and treat it as strictly confidential. Seller shall be entitled to an injunction to restrain Buyer from disclosing, in whole or in part, Seller’s Confidential Information, or from providing any services to any party to whom such information has been disclosed or may be disclosed. Buyer shall not be prohibited by this provision from pursuing other remedies, including claims for losses or damages.

14. Disclosure.

The parties mutually agree not to disclose the terms of this Agreement except only in a form mutually agreed to in writing, in advance by the parties, or as required by any applicable laws, regulations, rules, or in accordance with any of the rules and regulations of any exchange on which any capital stock of Parent is listed, or except as required by court order. If disclosure is required, the disclosing party agrees to notify the other party in advance of the content of the information being disclosed and to whom the disclosure is being made. It is understood that certain or all parts of this agreement will be included in a proxy statement filed with the SEC prior to the Closing Date by Parent. It is also understood that the proxy statement filed with the SEC is a public document.

15. Termination.

(a) At any time prior to the Closing, the Buyer may terminate this Agreement and all liability of the Buyer hereunder in the event:

(i) the Buyer, in its reasonable discretion shall determine that there has been a material misrepresentation and/or breach of warranty on the part of Seller or the Parent and/or the nonfulfillment of any condition precedent or covenant required to be fulfilled by Seller or the Parent under this Agreement;

(ii) the transaction contemplated herein is not closed by ninety (90) days after the date hereof unless full approval of the transaction by all governmental and regulatory authorities having jurisdiction over any activities of Parent shall not have been unconditionally obtained, in which event the Closing may be postponed until all such approvals have been obtained, or unless caused by the act or failure to act of Buyer.

(iii) the loan described in Section 8(i) fails to fund.

(b) Seller may terminate this Agreement if:

(i) the transaction contemplated herein is not closed by ninety (90) days after the date hereof unless full approval of the transaction by all governmental and regulatory authorities having jurisdiction over any activities of Parent shall not have been unconditionally obtained, in which event the Closing may be postponed until all such approvals have been obtained, or unless caused by the act or failure to act of Seller;

(ii) Seller, in its reasonable discretion, shall determine that there has been a material misrepresentation or breach of warranty on the part of the Buyer and/or the nonfulfillment of any condition precedent or covenant required to be fulfilled by the Buyer under this Agreement.

16. Brokerage and Other Expenses.

The parties hereto represent to each other that neither of their representatives has incurred any liability for any broker's, finders or similar fee in connection with this Agreement and the transactions contemplated hereby. Each of the parties hereto shall pay such party's respective expenses, including, without limitation, attorney's fees, in connection with this Agreement and the transactions contemplated hereby, and neither of the parties hereto shall in anyway be liable for such expenses of the other.

17. Indemnification; Survival of Representations, Warranties and Covenants;

(a) Indemnification. Seller on the one hand, and Buyer on the other hand, shall hold harmless and indemnify one another from and against any and all liability, loss, damage or expense, including attorneys’ fees and other expenses, resulting from the breach by the indemnifying party of its representations, warranties and covenants under this Agreement. Seller shall hold harmless and indemnify Buyer from and against any and all liability, loss, damage or expense, including attorneys’ fees and other expenses, resulting from any account payable, liability or obligation of Seller or the Business as operated by Seller through the Closing Date (other than the Assumed Liabilities), whether or not such liability or obligation was disclosed to Buyer. Buyer shall hold harmless and indemnify Seller from and against any and all liability, loss, damage or expense, including attorneys’ fees and other expenses, resulting from any account payable, liability or obligation of Buyer or the Business as operated by Buyer after the Closing Date.

(b)  Set-Off. Buyer shall be entitled to claim a set-off against the unpaid portions of the Purchase Price for any alleged liabilities, losses, damages or expenses which are incurred by

Buyer or the Business and for which Seller has indemnified Buyer pursuant to the terms of this Agreement, including Purchase Price Adjustments made pursuant to Sections 2.3 and 2.4 of this Agreement and the indemnified claims set forth in Section 17 of this Agreement (a “Claimed Set-Off”). Prior to effecting (solely in the manner provided herein) any such Claimed Set-Off, Buyer shall give Seller written notice of such Claimed Set-Off with supporting documentation establishing the amount of the Claimed Set-Off. Seller shall have ten (10) business days within which to respond, in writing, to Buyer’s Claimed Set-Off. In the event Seller disputes the asserted basis for the Claimed Set-Off and the parties are unable to resolve the matter within thirty (30) days of Seller’s receipt of Buyer’s notice of a Claimed Set-Off then in such event Seller shall deposit the amount of the Claimed Set-Off in escrow as set forth in the Set-Off Escrow Agreement.

Seller shall be entitled to claim a set-off against the unpaid portions of the Purchase Price for any alleged liabilities, losses, damages or expenses which are incurred by Seller or the Business and for which Buyer has indemnified Seller pursuant to the terms of this Agreement, including Purchase Price Adjustments made pursuant to Sections 2.3 and 2.4 of this Agreement and the indemnified claims set forth in Section 17 of this Agreement (a “Seller Claimed Set-Off”). Prior to effecting (solely in the manner provided herein) any such Seller Claimed Set-Off, Seller shall give Buyer written notice of such Seller Claimed Set-Off with supporting documentation establishing the amount of the Seller Claimed Set-Off. Buyer shall have ten (10) business days within which to respond, in writing, to Seller’s Claimed Set-Off. In the event Buyer disputes the asserted basis for the Seller Claimed Set-Off and the parties are unable to resolve the matter within thirty (30) days of Buyer’s receipt of Seller’s notice of a Seller Claimed Set-Off then in such event Buyer shall deposit the amount of the Seller Claimed Set-Off in escrow as set forth in the Set-Off Escrow Agreement.

(c) Survival Period. Except as described in this Section 17, the representations, warranties, covenants and agreements of the parties in this Agreement shall survive the execution and delivery of this Agreement and the Closing but only until the date one (1) year after the Closing Date (except for claims in respect thereof pending at such time, which shall survive until finally resolved or settled). Except as set forth in Section 17(e), no action may be commenced with respect to any representation, warranty, covenant or agreement in this Agreement, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered pursuant to Section 21 to the party or parties against whom liability for the claimed breach is charged on or before the termination of the survival period specified in this Section 17 for such representation, warranty, covenant or agreement.

(d) Threshold and Cap. Notwithstanding anything to the contrary herein, in no event shall the Buyer be liable to Seller, or any of their Affiliates, pursuant to this Section 17 or otherwise, nor shall Buyer, or any of its Affiliates be liable to Seller, for any matter related in any way to this Agreement until the total amount of Damages to such parties exceeds $25,000.00 (the “Threshold Amount”), and then only to the extent such Damages exceed the Threshold Amount. .

(e) Mitigation. In computing any Damages under this Section 17, the amount of any insurance proceeds (including title insurance proceeds), Tax benefits, and any indemnity,

contribution or other similar payment from any third party to which any party is entitled with respect to any matter shall be deducted from such Damages. Such party shall also be required to take all necessary and desirable steps to mitigate any Damages for which any claims under this Section 17 may be brought upon and after becoming aware of any event that could reasonably be expected it to give rise to any such Damages, including taking all commercially reasonable efforts to collect any amounts available under any applicable insurance coverage or from any third party.

(f) Limited Remedies. Notwithstanding anything to the contrary in this Agreement, the remedies described in this Section 17 shall be the sole and exclusive remedies available to any party for any Damages a party may incur. Furthermore, anything in this Agreement to the contrary notwithstanding, in no event shall any party have any liability for any consequential, incidental, lost profits, punitive or exemplary damages, howsoever caused, arising out of, or relating to this Agreement, even if such party has been advised to the possibility of any such damages or losses.

(g) Exceptions to Survival Period. Nothing contained in this Section 17 shall be deemed to limit any party’s right to enforce any of the other parties’ covenants under Sections 5-6 (Liabilities and Assumed Liabilities), 13 (Confidentiality), 14 (Disclosure), 20 (Allocation), 22 (Arbitration) and 23 (Covenant of Further Assurances).

18. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and nominees, as applicable.

19. Non-Compete Agreements.

In furtherance of the sale to Buyer of the Purchased Assets, Seller [and Parent] will enter into agreements (the "Non-Compete Agreements") whereby Seller and Parent each agree that for a period of five (5) years after the Closing Date it shall not: (a) compete, directly or indirectly, with the Business as conducted as of the Closing Date; (b) communicate with or contact any of the customers of Buyer for the purpose of soliciting such customers to purchase any goods, products or services of the type being manufactured, offered or sold by the Business as of the Closing Date; (c) use or disclose to others any trade secrets or other confidential information relating to the Purchased Assets or Business. The Non-Compete Agreements shall be in the forms attached hereto as Schedule 19.

20. Allocation.

The Buyer and the Seller shall use reasonable commercial efforts to agree on a reasonable and fair allocation of the Purchase Price among the Purchased Assets, which shall value Inventory, the Other Tangible Assets, the Assumed Leases and the Purchased Contracts at their estimated fair market values as of the Closing Date, and shall allocate the remainder of the Purchase Price to the Intangible Assets. The Buyer and the Seller agree that each party shall report the transactions contemplated by this Agreement for income Tax purposes in accordance with the agreed-upon allocation of the Purchase Price, pursuant to Section 1060 of the Federal Internal Revenue Code and

the regulations thereunder, and agree not to take, in any filing with or accompanying any Tax return reporting any part of the transaction undertaken herein, a position inconsistent with such allocations; provided, however, that if the Buyer and the Seller are unable in good faith to reach an agreement with respect to the allocation of the Purchase Price consistent with the foregoing, each such party may allocate the Purchase Price among the Purchased Assets as it deems appropriate but generally consistent with the foregoing.

21. Notices.

Any notice, demand, request or other communication made, given, required or permitted pursuant to this Agreement shall be (a) in writing, (b) delivered personally, transmitted by facsimile, delivered by a commercial overnight courier service or mailed by certified or registered United States first class mail, return receipt requested, postage prepaid, and (c) addressed to the party for whom intended, as follows:

(a) If to Seller, addressed to:

David Murphy, CEO
Host America Corporation
2 Broadway
Hamden, CT 06518

Copy to:

Steven A. Berman, Esq.
Rogin, Nassau, Caplan, Lassman & Hirtle, LLC
185 Asylum Street
22nd Floor
Hartford, CT 06103

(b) If to the Buyer, addressed to:

Gilbert Rossomondo, President
Lindley Acquisition Corp.
   83 Red Barn Road
Monroe, CT 06408

Copy to:

William M. Petroccio, Esq.
Quatrella & Riziio, LLC
One Post Road
Fairfield, CT

Any party may change the address or telecopier number to which notices hereunder are to be sent to it by giving written notice of such change as herein provided. Any notice given hereunder shall be deemed given on the date of hand delivery, transmission by telecopier, deposit with the U.S. Postal Service or delivery to a courier service, as appropriate.

22. Arbitration of Disputes. It is acknowledged by the parties that a quick and efficient resolution of all claims, disputes and other matters in question under this Agreement after the Closing ("Disputes") is critical to the implementation of the terms of this Agreement. In order to effectuate such intent, the parties do hereby establish this Dispute procedure for use during the term of this Agreement. All Disputes shall be subject to this Section 22, it being the intention of the parties that all such Disputes be subject hereto regardless of any specific reference or absence of such reference to arbitrability herein. Prior to submission of any Dispute for resolution in accordance with this Section 22, the parties will negotiate in good faith to resolve such Dispute. Only if such parties cannot reach agreement within ten (10) days of written notice by any party to the other party that a Dispute exists, the Dispute will be submitted for resolution in accordance with the American Arbitration Association in Hartford, Connecticut. Upon such Dispute being submitted to the American Arbitration Association for resolution, the arbitrators shall assume exclusive jurisdiction over the Dispute and the decisions of such arbitrators shall be binding upon the parties hereto and may be entered in any court of competent jurisdiction.

23. Covenant of Further Assurances. The parties hereto shall execute such other and further instruments and/or documents as shall be necessary to implement and carry out the intents and purposes of this Agreement. Without limiting the foregoing, in the event of any modification to the terms hereof as shall be mutually agreed upon by such parties, the parties shall execute and deliver an amendment to this Agreement.

24. Complete Agreement.

This Agreement contains the complete agreement between the parties hereto with respect to the sale and purchase of the Purchased Assets and other transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such sale and purchase and such other transactions.

25. Governing Law.

This Agreement is being executed and delivered and is being closed in the State of Connecticut. This Agreement shall be construed and enforced under the applicable procedural, statutory and common law of the State of Connecticut. The parties hereto hereby consent and submit themselves to the jurisdiction of the Courts of the State of Connecticut with respect to any controversy arising under or relating to this Agreement. Service of process may be effected on any party hereto which is not a resident of the State of Connecticut by certified or registered United States Mail, postage prepaid, addressed to such party at the address described in Section 21 hereof.

26. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

27. Headings.

The various section and subsection headings and titles are for convenience only and shall be subject to no independent substantive interpretation or meaning.

28. Calculation of Time. Whenever in this Agreement a period of time is stated as a number of days, it shall be construed to mean calendar days; provided, however, that when any period of time so stated would end upon a Saturday, Sunday or legal holiday, such period shall be deemed to end upon the next day following which is not a Saturday, Sunday or legal holiday. For the purposes of this Agreement, a "legal holiday" is any day on which banks are legally closed for business in the State of Connecticut.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

LINDLEY ACQUISITION CORP.

By: /s/ GILBERT J. ROSSOMANDO
Name: Gilbert J. Rossomando
Title:    President

SELLER:

LINDLEY FOOD SERVICES CORPORATION

By: /s/ DAVID MURPHY
Name: David Murphy
Title:    CEO

HOST AMERICA CORPORATION

By: /s/ DAVID MURPHY
Name: David Murphy
Title:    CEO

APPENDIX OF DEFINITIONS

Accounts Receivable: the meaning set forth in Section 1(d).

Affiliate: with reference to any Person, any director, officer or employee of such Person, any corporation, association, firm or other entity in which such Person has a direct or indirect controlling interest or by which such Person is directly or indirectly controlled or is under direct or indirect common control with such Person.

Assumed Leases: the meaning set forth in Section 1(f).

Assumed Liabilities: the meaning set forth in Section 5.

Business: the meaning set forth in the Recitals.

Buyer: the meaning set forth on Page 1 of this Agreement.

Closing: the meaning set forth in Section 3.

Closing Date: the meaning set forth in Section 3.

Damages: any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel, and other out-of-pocket costs and expenses incurred in connection with investigating, preparing or defending or preventing any action, suit or proceeding, commenced or threatened, or any claim whatsoever.

Estimated Closing Net Asset Value: the meaning set forth in Section 2(b).

Food Brokers Loan: loan evidenced by a certain promissory note between Host America and Food Brokers.

GAAP: United States generally accepted accounting principles and practices consistently applied from accounting period to accounting period.

Indebtedness: (a) all items which in accordance with generally accepted accounting principles and practices would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date of which indebtedness is to be determined, (b) all indebtedness secured by any mortgage, pledge, lease, lien or conditional sale or other title retention agreement existing on any property or asset owned or held by such Person subject thereto, whether or not such indebtedness shall have been assumed, and (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed, discounted or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become liable directly or indirectly with respect thereto.

Initial Net Asset Value: the meaning set forth in Section 2(b).

Intangible Assets: the meaning set forth in Section 1(e).

Inventory: the meaning set forth in Section 1(b).

Net Asset Value: the meaning set forth in Section 2(b).

Non-Compete Agreements: the meaning set forth in Section 19.

Other Tangible Assets: the meaning set forth in Section 1(c).

Parent: the meaning set forth on Page 1.

Person: any natural person or legal entity.

Product Expense %: the meaning set forth in Section 2(d)(iii).

Purchase Price: the meaning set forth in Section 2(a).

Purchased Assets: the meaning specified in Section 1.

Purchased Contracts: the meaning set forth in Section 1(d).

Seller: the meaning set forth on Page 1.

SEC: the Securities and Exchange Commission of the United States.

Taxes: federal, state, local, foreign and provincial income, capital gains, property transfer, payroll, withholding, excise, sales, use, use and occupancy, mercantile, real estate, personal property, value added, capital stock, franchise, controlling interest transfer or other taxes, easements or charges and estimated taxes relating thereto, and any and all interest, penalties and additions to tax on any of the foregoing.

Total Assets: The items listed above the term “Total Assets” of Schedule 2(b) attached hereto.

SCHEDULE OF SCHEDULES
Schedule
Reference	Section	Description

1(b)	1(b)	Inventory
1(c)	1(c)	Other Tangible Assets
1(d)	1(d)	Purchased Contracts
1(e)	1(e)	Intangible Assets
1(f)	1(f)	Assumed Leases
2(b)	2(b)	Determination of Initial Net Asset Value
2(c)	2(c)	Determination of Cost of Goods Sold
3(g)	3(g)	Closing Purchase Price (to be attached at closing)
5	5	Assumed Liabilities
10(d)	10(d)	Permits
10(h)	10(h)	Financial Statements
19	19	Form of Non-Compete Agreements